UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C.  20549

SCHEDULE 13D
(Amendment No.5)


Under the Securities Exchange Act of 1934


EXCAL ENTERPRISES, INC.
(Name of Issuer)


Common Stock, par value $.004 per share
(Title of Class of Securities)

300902103
(CUSIP Number)


Steven C. Koegler, Esq.
Walker & Koegler, P.A.
10151 Deerwood Park Blvd.,
Building 100, Suite 200
Jacksonville, Florida 32256
(904) 998-9800
(Name, Address and Telephone Number of Person
Authorized to
Receive Notices and Communications)



August 21, 1996

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]

Check the following box if a fee is being paid with the statement. [ ]
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

EXCAL  ENTERPRISES,  INC.
Schedule 13D Amendment No.5


SCHEDULE 13D	CUSIP No. 300902103

 1	NAME OF REPORTING PERSON
	SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
			David J. Smith

 2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
				(a) [ x  ]
				(b) [    ]
 3	SEC USE ONLY


 4	SOURCE OF FUNDS*
			PF;00

 5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	 PURSUANT TO ITEMS 2(d) or 2(e)  [  ]

 6	CITIZENSHIP OR PLACE OF ORGANIZATION
		 	United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
 WITH:

	 7	SOLE VOTING POWER
			0

	 8	SHARED VOTING POWER
			0

	 9	SOLE DISPOSITIVE POWER
			0

	 10	SHARED DISPOSITIVE POWER
			0

 11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 	PERSON
			0

 12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
 	CERTAIN SHARES(*) [  ]

 13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
			0%

 14	TYPE OF REPORTING PERSON*
			IN

SCHEDULE 13D	CUSIP No. 300902103

 1	NAME OF REPORTING PERSON
	SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
			Jonathan E. Humphreys

 2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
				(a) [ x  ]
				(b) [    ]

 3	SEC USE ONLY


 4	SOURCE OF FUNDS*
			PF;00

 5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	 PURSUANT TO ITEMS 2(d) or 2(e) [  ]

 6	CITIZENSHIP OR PLACE OF ORGANIZATION
		 	United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
 WITH:

	 7	SOLE VOTING POWER
			0

	 8	SHARED VOTING POWER
			0

	 9	SOLE DISPOSITIVE POWER
			0

	 10	SHARED DISPOSITIVE POWER
			0

 11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 	PERSON
			0

 12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
 	CERTAIN SHARES(*) [    ]


 13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
			0%

 14	TYPE OF REPORTING PERSON*
			IN

SCHEDULE 13D	CUSIP No. 300902103

 1	NAME OF REPORTING PERSON
	SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
			MCM Partners

 2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
				(a) [ x  ]
				(b) [    ]

 3	SEC USE ONLY


 4	SOURCE OF FUNDS*
			WC;00

 5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	 PURSUANT TO ITEMS 2(d) or 2(e) [  ]

 6	CITIZENSHIP OR PLACE OF ORGANIZATION
		 	California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
 WITH:

7	SOLE VOTING POWER
			0

8	SHARED VOTING POWER
			0

9	SOLE DISPOSITIVE POWER
			0

10	SHARED DISPOSITIVE POWER
			0

 11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 	PERSON
			0

 12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
 	CERTAIN SHARES(*) [   ]


 13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
			0%

 14	TYPE OF REPORTING PERSON*
			PN

SCHEDULE 13D	CUSIP No. 300902103

 1	NAME OF REPORTING PERSON
	SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
			Kyle K. Krueger

 2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
				(a) [ x  ]
				(b) [    ]

 3	SEC USE ONLY



 4	SOURCE OF FUNDS*
			PF;00

 5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	 PURSUANT TO ITEMS 2(d) or 2(e) [  ]

 6	CITIZENSHIP OR PLACE OF ORGANIZATION
		 	United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
 WITH:

7	SOLE VOTING POWER
			0

8	SHARED VOTING POWER
			0

9	SOLE DISPOSITIVE POWER
			0

10	SHARED DISPOSITIVE POWER
			0

 11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 	PERSON
			0

 12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
 	CERTAIN SHARES(*) [  ]

 13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
			0%

 14	TYPE OF REPORTING PERSON*
			IN

SCHEDULE 13D	CUSIP No. 300902103

 1	NAME OF REPORTING PERSON
	SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
			Apollo Capital Management Group L.P.

 2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
				(a) [ x  ]
				(b) [    ]

 3	SEC USE ONLY



 4	SOURCE OF FUNDS*
			WC;00

 5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	 PURSUANT TO ITEMS 2(d) or 2(e) [  ]

 6	CITIZENSHIP OR PLACE OF ORGANIZATION
		 	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
 WITH:

7	SOLE VOTING POWER
			0

8	SHARED VOTING POWER
			0

9	SOLE DISPOSITIVE POWER
			0

10	SHARED DISPOSITIVE POWER
			0

 11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 	PERSON
			0

 12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
 	CERTAIN SHARES(*) [  ]

 13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
			0%

 14	TYPE OF REPORTING PERSON*
			PN

SCHEDULE 13D	CUSIP No. 300902103

 1	NAME OF REPORTING PERSON
	SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
			Apollo Capital Corp.

 2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
				(a) [ x  ]
				(b) [    ]

 3	SEC USE ONLY


 4	SOURCE OF FUNDS*
			WC;00

 5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	 PURSUANT TO ITEMS 2(d) or 2(e) [  ]

 6	CITIZENSHIP OR PLACE OF ORGANIZATION
		 	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
 WITH:

7	SOLE VOTING POWER
			0

8	SHARED VOTING POWER
			0

9	SOLE DISPOSITIVE POWER
			0

10	SHARED DISPOSITIVE POWER
			0

 11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 	PERSON
			0

 12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
 	CERTAIN SHARES(*) [  ]

 13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
			0%

 14	TYPE OF REPORTING PERSON*
			CO

SCHEDULE 13D	CUSIP No. 300902103

 1	NAME OF REPORTING PERSON
	SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
			J. Steven Emerson

 2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
				(a) [ x  ]
				(b) [    ]

 3	SEC USE ONLY


 4	SOURCE OF FUNDS*
			PF;00

 5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	 PURSUANT TO ITEMS 2(d) or 2(e) [  ]

 6	CITIZENSHIP OR PLACE OF ORGANIZATION
		 	United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
 WITH:

7	SOLE VOTING POWER
			0

8	SHARED VOTING POWER
			0

9	SOLE DISPOSITIVE POWER
			0

10	SHARED DISPOSITIVE POWER
			0

 11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 	PERSON
			0

 12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
 	CERTAIN SHARES(*) [  ]


13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
			0%

 14	TYPE OF REPORTING PERSON*
			IN

SCHEDULE 13D	CUSIP No. 300902103

 1	NAME OF REPORTING PERSON
	SSN OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
			SEAF, Ltd.

 2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
				(a) [ x  ]
				(b) [    ]

 3	SEC USE ONLY



 4	SOURCE OF FUNDS*
			WC;00

 5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	 PURSUANT TO ITEMS 2(d) or 2(e) [  ]

 6	CITIZENSHIP OR PLACE OF ORGANIZATION
		 	California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
 WITH:

7	SOLE VOTING POWER
			0

8	SHARED VOTING POWER
			0

9	SOLE DISPOSITIVE POWER
			0

10	SHARED DISPOSITIVE POWER
			0

 11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 	PERSON
			0

 12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
 	CERTAIN SHARES(*) [  ]

 13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
			0%

 14	TYPE OF REPORTING PERSON*
			PN

The Reporting Persons hereby amend their statement on Schedule 13D relating to the common stock, par value $.004 per share, of Excal Enterprises, Inc. (the "Issuer"), as set forth herein.

Unless otherwise indicated, capitalized terms contained herein shall have the meaning ascribed to them in the Reporting Persons' prior statements on
Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

	(a)-(b)	As of the close of business on August 21, 1996, none of the
Reporting Persons beneficially owned any Shares.

	(c)	The information concerning transactions in Shares effected by the
Reporting Persons during the last 60 days is as set forth on Schedule I hereto.

	(e)	The Reporting Persons ceased to be the beneficial owners of more than five percent of the Shares on August 21, 1996.


	Schedule I

All of the sales set forth below occurred on August 21, 1996 as part of private sales of the subject securities by the Reporting Persons. The price per share for all transactions was $3.30.

Seller					                Number of Shares 	            Net Proceeds

David J. Smith				            180,000			                 594,000.00

Jonathan E. Humphreys			       71,000			                 234,300.00

Kyle K. Krueger 				           20,000			                  66,000.00

Apollo Capital
  Management Group, L.P. 			  172,000			                 567,600.00

J. Steven Emerson				         184,000			                 607,200.00

SEAF, Ltd. 					                7,272			                  23,997.60

MCM Partners				                2,000			                   6,600.00

Totals						                  636,272			               2,099,697.60






After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13D concerning the common stock, par value $.004 per share, of Excal Enterprises, Inc., a Delaware corporation, is true, complete and correct.



Date: 8/22/96				Signature:  /s/ David J.  Smith

Date: 8/22/96				Signature: /s/ Jonathan E.  Humphreys


Date: 8/22/96				Signature:  /s/ Kyle K.  Krueger

Date: 8/22/96				Signature:  /s/ J.  Steven Emerson

Date: 8/22/96				Apollo Capital Management Group, L.P.
					            a Delaware limited partnership

             						By: Apollo Capital Corp.
					                  	a Delaware corporation
 						                 its General Partner

                   						By:  /s/ Kyle K.  Krueger
						                            Kyle K. Krueger

Date: 8/22/96       	Apollo Capital Corp
                     a Delaware corporation

                 					By:  /s/ Kyle K.  Krueger
					                          Kyle K. Krueger

Date: 8/22/96                 		SEAF, Ltd.
				                           	a California limited partnership

                          			By:  /s/ J.  Steven Emerson
                             					J. Steven Emerson
					                             Its General Partner

Dated: 8/22/96			       MCM Partners

                   					By:  /s/ Jonathan E.  Humphreys
                              			Jonathan E. Humphreys
					                            Its General Partner